UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Huntsman Way Salt Lake City, Utah		84108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On November 3, 2006, the board of directors of Huntsman Corporation (the “Company”) approved a compensation structure for the Company’s outside directors for 2007. The Company’s outside directors are Nolan D. Archibald, Marsha J. Evans, H. William Lichtenberger, Richard Michaelson, Wayne A. Reaud and Alvin V. Shoemaker. The terms of the compensation structure, which will take effect on January 1, 2007, are the following:

•                  Each outside director will receive an annual cash retainer of $120,000 (payable in quarterly installments) and an annual restricted stock (or restricted stock-based) award with a value of $120,000 on the grant date. The annual restricted stock (or restricted stock-based) awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

•                  Each member of the audit committee will receive an additional annual cash retainer of $20,000, and each member of the compensation and the nominating and corporate governance committees will receive an additional annual cash retainer of $10,000.

•                  The chairperson of the audit committee will receive an annual cash retainer of $25,000, and the chairpersons of the compensation and the nominating and corporate governance committees will each receive annual cash retainers of $10,000, in each case in addition to the retainers received for being members of these committees.

The directors may elect to defer any or all of their compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION

/s/ John R. Heskett
John R. Heskett
Vice President, Corporate Development and Investor Relations

Dated: November 7, 2006